SOUTHWEST AIRLINES REPORTS FIRST QUARTER 2025 RESULTS

DALLAS, TEXAS - April 23, 2025 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its first quarter 2025 financial results:

•Net loss of $149 million, or $0.26 loss per diluted share
•Net loss, excluding special items1, of $77 million, or $0.13 loss per diluted share
•Record first quarter operating revenues of $6.4 billion on all-time record yields
•Liquidity2 of $9.3 billion, well in excess of debt outstanding of $6.7 billion

Bob Jordan, President, Chief Executive Officer, & Vice Chairman of the Board of Directors, stated, "While the broader economic environment has been dynamic, we remain focused on executing our transformational plan. On costs, we beat our previously adjusted guidance and are on track to achieve the increased cost reduction plan targets announced last month. We ran a stellar operation in first quarter, leading the industry in ontime performance and improving on almost every operating metric, year-over-year. We are seeing positive results on recently rolled out initiatives, including the launch of Expedia as a new distribution channel and the further optimization of our loyalty program. We expect to introduce basic economy and bag fees for most fare products next month and remain on track to begin selling assigned and extra legroom seats in third quarter 2025 for operation beginning in first quarter of next year.

"We are evolving at Southwest Airlines, more than ever before. The initiatives we have laid out are expected to improve our commercial offering and financial performance, providing value for both Customers and Shareholders. We remain well-positioned with and committed to a strong and efficient investment-grade balance sheet and have a valuable contractual order book with Boeing that offers flexibility. Looking ahead, we are confident in the initiatives we have outlined and the value we expect them to produce. We are committed to executing on these plans while controlling what we can control. To that end, we are reducing capacity in the second half of this year. These incremental schedule adjustments are in progress, and based on current estimates, we now expect our full year 2025 capacity to be up roughly one percent, year-over-year. As always, I am proud of our People, their resiliency, and operational performance and unique Southwest Hospitality they are delivering for our Customers."

Guidance and Outlook:
The following tables provide select financial guidance for second quarter 2025, as well as select full year 2025 and 2026 targets. Amid the current macroeconomic uncertainty, it is difficult to forecast given recent and short-lived booking trends. As such, the Company is not reiterating its full year 2025 or 2026 EBIT3 guides. However, the Company remains confident in and committed to continued strong execution of its initiatives and is reaffirming its targets of $1.8 billion full year 2025 and $4.3 billion full year 2026 incremental EBIT3 contribution from those initiatives.

2Q 2025 Estimation
RASM (a), year-over-year	Flat to down 4%
ASMs (b), year-over-year	Up 1% to 2%
Fuel cost per gallon[1,4]	$2.20 to $2.30
ASMs per gallon (fuel efficiency)	82 to 83
CASM-X (c), year-over-year[1,5]	Up 3.5% to 5.5%
Scheduled debt repayments (billions) (d)	~$2.6
Interest expense (millions)	~$39

	2025 Target	2026 Target
EBIT[3] contribution from initiatives (billions)	~$1.8	~$4.3

(a) Operating revenue per available seat mile ("RASM" or "unit revenues").
(b) Available seat miles ("ASMs" or "capacity").
(c) Operating expenses per available seat mile, excluding fuel and oil expense, special items, and profit sharing ("CASM-X" or "unit costs").
(d) Includes a $976 million prepayment made on April 17, 2025 for the first tranche of the Payroll Support Program notes.

Key Initiative Highlights:
•Outperformed first quarter unit cost guidance
•Accelerated cost reduction plan, increasing 2025 target to approximately $370 million and 2027 run rate cost savings to over $1.0 billion
•Continued revenue management improvements, producing all-time quarterly record yields
•Expanded distribution to online travel agencies with the launch of Expedia, with current performance ahead of expectations
•Optimized loyalty program to better align earn rates to fare paid and dynamically manage redemption rates
•Reached amended co-brand agreement with Chase and had record first quarter spend on the Company's co-brand credit card
•Received necessary approvals and certifications to begin extra legroom seating retrofits on Boeing 737-8 ("-8") and Boeing 737-800 ("-800") aircraft
•Reduced turn time now in place at 19 airports
•Repurchased $1.0 billion against previously announced $2.5 billion share buyback and expect to complete remaining $1.5 billion by the end of July 2025

Revenue Results and Outlook:
•First quarter 2025 operating revenues were a first quarter record of $6.4 billion, a 1.6 percent increase, year-over-year
•First quarter 2025 passenger revenues were a first quarter record of $5.8 billion, a 1.7 percent increase, year-over-year
•First quarter 2025 co-brand card spend was a first quarter record
•First quarter 2025 RASM increased 3.5 percent, year-over-year—above the midpoint of the Company's previous guidance range

The Company had a record first quarter performance for operating revenues, passenger revenues, other revenues, and an all-time record yield performance. These results were driven primarily by yield improvements from revenue management actions and capacity moderation. Results were impacted as demand weakened throughout the quarter, driving softness in bookings, particularly in domestic leisure travel, where the Company is currently more heavily weighted compared with larger industry peers.

The Company expects second quarter 2025 unit revenues to be in the range of flat to down 4 percent on capacity in the range of up 1 percent to 2 percent, both on a year-over-year basis. This guidance range contemplates benefits from continued execution of Company-specific initiatives, offset by softness in the demand environment. Thus far, the Company has seen no evidence of book-away following its recent announcement of policy changes, including flight credit expiration and checked bag fees. The Company's second quarter guidance assumes current trends will persist through the remainder of the quarter.

Non-Fuel Costs and Outlook
•First quarter 2025 operating expenses decreased 1.1 percent, year-over-year, to $6.7 billion
•First quarter 2025 operating expenses, excluding fuel and oil expense, special items, and profit sharing1, increased 2.6 percent, year-over-year
•First quarter 2025 CASM-X increased 4.6 percent, year-over-year—better than the Company's revised guidance of up approximately 6 percent driven by cost efficiencies in multiple areas across the organization

The Company anticipates second quarter 2025 CASM-X to increase in the range of 3.5 percent to 5.5 percent, year-over-year, driven primarily by the continuation of inflationary pressures, including those associated with labor contracts ratified in 2024. The Company remains focused on driving efficiencies to offset overall inflationary cost pressures and achieve its accelerated cost initiative targets.

Capacity, Fleet, and Capital Spending:
•First quarter 2025 capacity decreased 1.9 percent, year-over-year—in line with the Company's previous guidance
•The Company received 11 -8 aircraft and retired 14 aircraft (12 Boeing 737-700 ("-700") aircraft and 2 -800 aircraft) in first quarter 2025, ending the quarter with 800 aircraft
•First quarter 2025 capital expenditures were $501 million, driven primarily by aircraft-related capital spending, as well as technology, facilities, and operational investments. Capital expenditures for the quarter were offset by proceeds of $24 million from the sale-leaseback of one aircraft
The Company is now proactively reducing capacity in the second half of 2025 to accommodate a lower demand environment and capture associated cost savings. While schedules are not final, the Company expects to reduce both third quarter and fourth quarter capacity by roughly one and one-half points and anticipates that full year 2025 capacity will now be up roughly 1 percent, year-over-year, which would be on the low end of the prior expectation of up 1 percent to 2 percent, year-over-year. This modest growth is driven entirely by an increase in aircraft utilization provided by redeye flying and turn time reduction initiatives.

The Company is not making any material updates to its fleet assumptions, including aircraft delivery and retirement expectations, at this time. The Company will continue to evaluate the potential for fleet transactions on an opportunistic basis.

The Company continues to expect its 2025 capital spending to be in the range of $2.5 billion to $3.0 billion, which does not include the impact of potential future fleet transactions. These transactions could lower the Company's net capital spending if executed.

Liquidity and Capital Deployment:
•The Company remains committed to a strong and efficient balance sheet with an investment-grade credit rating
•The Company ended first quarter 2025 with $8.3 billion in cash and cash equivalents and short-term investments, and a fully available revolving credit line of $1.0 billion
•The Company continues to have a large base of unencumbered aircraft and primarily aircraft-related assets with a net book value of approximately $16.3 billion
•The Company had a net cash position6 of $1.6 billion as of March 31, 2025
•The Company returned $857 million to its Shareholders during first quarter 2025, comprised of $107 million of dividends and $750 million of share repurchases

•The Company has repurchased $1.0 billion under its previously announced $2.5 billion share repurchase authorization. The Company expects to complete the repurchase of the remaining $1.5 billion by the end of July 2025

Fuel Costs and Outlook:
•First quarter 2025 economic fuel costs were $2.49 per gallon1—above the Company's previous guidance range
•First quarter 2025 fuel efficiency improved 2.6 percent, year-over-year, primarily due to operating more -8 aircraft, the Company's most fuel-efficient aircraft, as a percentage of its fleet
•As of April 15, 2025, the fair market value of the Company's fuel derivative contracts settling in second quarter 2025 through the end of 2027 was an asset of $54 million
The Company has discontinued its fuel hedging program and has no plans to add additional derivatives to its portfolio, which currently extends through 2027. The Company's current fuel derivative contracts contain a combination of instruments based on Brent crude oil. The economic fuel price per gallon sensitivities4 provided in the table below assume the relationship between Brent crude oil and refined products based on market prices as of April 15, 2025.

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums
Average Brent Crude Oil price per barrel	2Q 2025
$40	$1.40 - $1.50
$50	$1.70 - $1.80
Current Market (a)	$2.20 - $2.30
$70	$2.40 - $2.50
$80	$2.70 - $2.80
$90	$3.00 - $3.10
$100	$3.20 - $3.30

Fair market value of fuel derivative contracts settling in period	$—
Estimated premium costs	$37 million
(a) Brent crude oil average market price as of April 15, 2025, was $64 per barrel for second quarter 2025.

In addition, the Company is providing its maximum percentage of estimated fuel consumption7 covered by fuel derivative contracts in the following table:

Period	Maximum fuel hedged percentage (a)	Estimated premium costs
2025	47%	$148 million
2026	43%	$135 million
2027	13%	$40 million
(a) Based on the Company's current available seat mile plans. The Company is currently 45 percent hedged in second quarter 2025 and 46 percent hedged in second half 2025.

Supplemental Information:
The Company has provided a summary on progress against initiative development on the Investor Relations website at https://www.southwestairlinesinvestorrelations.com.

Conference Call:
The Company will discuss its first quarter 2025 results on a conference call at 12:30 p.m. Eastern Time on April 24, 2025. To listen to a live broadcast of the conference call, please go to
https://www.southwestairlinesinvestorrelations.com.

Footnotes
1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Measures (also referred to as "excluding special items").
2Includes $8.3 billion in cash and cash equivalents and short-term investments, and a fully available revolving credit line of $1.0 billion.
3A non-GAAP financial measure calculated as earnings before interest and taxes, excluding special items ("EBIT"). EBIT (a) excludes annual average of $400 million to $500 million for fleet initiative over the three-year period from 2025 to 2027, (b) assumes profit sharing of 15 percent, and (c) assumes a fuel price of ~$2.33 per gallon in 2025 and 2026. Projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
4Economic fuel cost per gallon ("Fuel cost per gallon") includes fuel taxes, fuel hedging premium expense, and any related cash settlements from fuel derivative contracts. Based on the Company's existing fuel derivative contracts and market prices as of April 15, 2025, second quarter 2025 economic fuel costs per gallon were estimated to be in the range of $2.20 to $2.30, including fuel hedging premium expense of $0.06 per gallon and no cash settlements from fuel derivative contracts. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
5Projections do not reflect the potential impact of fuel and oil expense, special items, and profit sharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
6Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
7The Company's maximum fuel hedged percentage is calculated using the maximum number of gallons that are covered by derivative contracts divided by the Company's estimate of total fuel gallons to be consumed for each respective period. The Company's maximum number of gallons that are covered by derivative contracts may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that are ultimately exercised in any given period may vary significantly from the volumes used to calculate the Company's maximum fuel hedged percentages, as market prices and the Company's fuel consumption fluctuate.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s initiatives, strategic priorities and focus areas, goals, and opportunities, including with respect to its transformational plan, commercial offering, financial performance, providing value for Customers and Shareholders, and driving cost efficiencies; (ii) the Company’s plans and expectations with respect to basic economy fares, bag fees, assigned seating, extra legroom seating, and the Company’s loyalty program; (iii) the Company’s plans and expectations with respect to its balance sheet; (iv) the Company’s fleet plans and expectations, including with respect to its fleet order book, fleet utilization, fleet retrofits, fleet modernization, fleet transactions, flexibility, and expected fleet deliveries and retirements, and including factors and assumptions underlying the Company's plans and expectations; (v) the Company's financial and operational outlook, expectations, goals, plans, and projected results of operations, including with respect to its initiatives, and including factors and assumptions underlying the Company's expectations and projections; (vi) the Company’s capacity plans and expectations; (vii) the Company's expectations with respect to fuel costs and fuel efficiency, and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (viii) the Company's plans, estimates, and assumptions related to repayment of debt obligations, interest expense, and capital spending, including factors and assumptions underlying the Company's expectations and projections; (ix) the Company’s planned shareholder returns; and (x) the Company’s plans and expectations with respect to redeye flying and reducing turn times. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), governmental actions, consumer perception, consumer uncertainties with respect to trade policies (including the imposition of tariffs), economic conditions, banking conditions, fears or actual acts of terrorism or war, sociodemographic trends, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (ii) the Company's ability to timely and effectively implement, transition, operate, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives, including with respect to revenue management and assigned and premium seating; (iii) consumer behavior and response with respect to the Company's new commercial products and policies; (iv) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (v) the Company's dependence on The Boeing Company (“Boeing”) and Boeing suppliers with respect to the Company's aircraft deliveries, Boeing MAX 7 aircraft certifications, fleet and capacity plans, operations, maintenance, strategies, and goals; (vi) the Company's dependence on the Federal Aviation Administration with respect to, among other things, the certification of the Boeing MAX 7 aircraft; (vii) the Company's dependence on other third parties, in particular with respect to its technology plans, its plans and expectations related to revenue management, online travel agencies, operational reliability, fuel supply, maintenance, Global Distribution Systems, environmental sustainability, and the impact on the Company's operations and results of operations of any third party delays or nonperformance; (viii) the Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (ix) the impact of labor matters on the Company's business decisions, plans, strategies, and results; (x) the impact of governmental regulations and other governmental actions on the Company's business plans, results, and operations; (xi) the Company's ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (xii) the Company's dependence on its workforce, including its ability to employ and retain sufficient numbers of qualified Employees with appropriate skills and expertise to effectively and efficiently maintain its operations and execute the Company’s plans, strategies, and initiatives; (xiii) the cost and effects of the actions of activist shareholders; and (xiv) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2025	2024	Percent Change
OPERATING REVENUES:
Passenger	$5,811	$5,712	1.7
Freight	41	42	(2.4)
Other	576	575	0.2
Total operating revenues	6,428	6,329	1.6

OPERATING EXPENSES:
Salaries, wages, and benefits	3,102	2,940	5.5
Fuel and oil	1,249	1,531	(18.4)
Maintenance materials and repairs	292	361	(19.1)
Landing fees and airport rentals	522	464	12.5
Depreciation and amortization	396	408	(2.9)
Other operating expenses	1,090	1,018	7.1
Total operating expenses	6,651	6,722	(1.1)

OPERATING LOSS	(223)	(393)	(43.3)

NON-OPERATING EXPENSES (INCOME):
Interest expense	46	65	(29.2)
Capitalized interest	(11)	(7)	57.1
Interest income	(84)	(141)	(40.4)
Other (gains) losses, net	18	(12)	n.m.
Total non-operating income	(31)	(95)	(67.4)

LOSS BEFORE INCOME TAXES	(192)	(298)	(35.6)
BENEFIT FOR INCOME TAXES	(43)	(67)	(35.8)
NET LOSS	$(149)	$(231)	(35.5)

NET LOSS PER SHARE:
Basic	$(0.26)	$(0.39)	(33.3)
Diluted	$(0.26)	$(0.39)	(33.3)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	584	597	(2.2)
Diluted	584	597	(2.2)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Financial Measures (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share and per ASM amounts)(unaudited)

	Three months ended
	March 31,		Percent
	2025	2024	Change
Fuel and oil expense, unhedged	$1,212	$1,510
Add: Premium cost of fuel contracts designated as hedges	37	39
Deduct: Fuel hedge gains included in Fuel and oil expense, net	—	(18)
Fuel and oil expense, as reported (and economic)	$1,249	$1,531	(18.4)

Total operating expenses, as reported	$6,651	$6,722
Deduct: Labor contract adjustment	—	(9)
Deduct: Litigation accruals	(19)	(7)
Deduct: Transformation costs	(14)	—
Deduct: Severance and related costs (a)	(62)	—
Total operating expenses, excluding special items	$6,556	$6,706	(2.2)
Deduct: Fuel and oil expense, as reported (and economic)	(1,249)	(1,531)
Operating expenses, excluding Fuel and oil expense, special items, and profit sharing	$5,307	$5,175	2.6

Operating loss, as reported	$(223)	$(393)
Add: Labor contract adjustment	—	9
Add: Litigation accruals	19	7
Add: Transformation costs	14	—
Add: Severance and related costs (a)	62	—
Operating loss, excluding special items	$(128)	$(377)	(66.0)

Other (gains) losses, net, as reported	$18	$(12)
Deduct: Mark-to-market impact from fuel contracts settling in future periods	—	(1)
Other (gains) losses, net, excluding special items	$18	$(13)	n.m.

Loss before income taxes, as reported	$(192)	$(298)
Add: Labor contract adjustment	—	9
Add: Mark-to-market impact from fuel contracts settling in future periods	—	1
Add: Litigation accruals	19	7
Add: Transformation costs	14	—
Add: Severance and related costs (a)	62	—
Loss before income taxes, excluding special items	$(97)	$(281)	(65.5)

Benefit for income taxes, as reported	$(43)	$(67)
Add: Net income tax impact of fuel and special items (b)	23	4
Benefit for income taxes, net, excluding special items	$(20)	$(63)	(68.3)

	Three months ended
	March 31,		Percent
	2025	2024	Change
Net loss, as reported	$(149)	$(231)
Add: Labor contract adjustment	—	9
Add: Mark-to-market impact from fuel contracts settling in future periods	—	1
Add: Litigation accruals	19	7
Add: Transformation costs	14	—
Add: Severance and related costs (a)	62	—
Deduct: Net income tax impact of special items (b)	(23)	(4)
Net loss, excluding special items	$(77)	$(218)	(64.7)

Net loss per share, diluted, as reported	$(0.26)	$(0.39)
Add: Impact of special items	0.16	0.04
Deduct: Net income tax impact of special items (b)	(0.03)	(0.01)
Net loss per share, diluted, excluding special items	$(0.13)	$(0.36)	(63.9)

Operating expenses per ASM (cents)	¢ 16.05	¢ 15.91
Deduct: Impact of special items	(0.23)	(0.03)
Deduct: Fuel and oil expense divided by ASMs	(3.01)	(3.63)
Operating expenses per ASM, excluding Fuel and oil expense, special items, and profit sharing (cents)	¢ 12.81	¢ 12.25	4.6
(a) Represents Employee severance payments and related professional fees resulting from the workforce reduction in February 2025 ($53 million in Salaries, wages, and benefits and $9 million in Other operating expenses).
(b) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)
Relevant comparative operating statistics for the three months ended March 31, 2025 and 2024 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended
	March 31,		Percent
	2025	2024	Change
Revenue passengers carried (000s)	29,990	32,872	(8.8)
Enplaned passengers (000s)	37,139	40,897	(9.2)
Revenue passenger miles (RPMs) (in millions) (a)	30,629	33,087	(7.4)
Available seat miles (ASMs) (in millions) (b)	41,432	42,248	(1.9)
Load factor (c)	73.9%	78.3%	(4.4) pts.
Average length of passenger haul (miles)	1,021	1,007	1.4
Average aircraft stage length (miles)	771	753	2.4
Trips flown	331,886	349,979	(5.2)
Seats flown (000s) (d)	53,237	55,694	(4.4)
Seats per trip (e)	160.4	159.1	0.8
Average passenger fare	$193.75	$173.76	11.5
Passenger revenue yield per RPM (cents) (f)	18.97	17.26	9.9
RASM (cents) (g)	15.51	14.98	3.5
PRASM (cents) (h)	14.02	13.52	3.7
CASM (cents) (i)	16.05	15.91	0.9
CASM, excluding Fuel and oil expense (cents)	13.04	12.28	6.2
CASM, excluding special items (cents)	15.82	15.87	(0.3)
CASM, excluding Fuel and oil expense and special items (cents)	12.81	12.25	4.6
CASM, excluding Fuel and oil expense, special items, and profit sharing (cents)	12.81	12.25	4.6
Fuel costs per gallon, including fuel tax (unhedged)	$2.42	$2.88	(16.0)
Fuel costs per gallon, including fuel tax	$2.49	$2.92	(14.7)
Fuel costs per gallon, including fuel tax (economic)	$2.49	$2.92	(14.7)
Fuel consumed, in gallons (millions)	500	524	(4.6)
Active fulltime equivalent Employees	71,506	74,695	(4.3)
Aircraft at end of period	800	819	(2.3)
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve months ended		Twelve months ended
	March 31, 2025		March 31, 2024
Operating income, as reported	$491		$115
Breakage revenue adjustment	116		—
Severance and related costs	62		—
Voluntary Employee programs	5		—
TWU 555 contract adjustment	—		9
TWU 556 contract adjustment	—		180
SWAPA contract adjustment	—		354
Net impact from fuel contracts	(43)		17
Professional advisory fees	37		—
Transformation costs	18		—
DOT settlement	—		107
Litigation accruals	19		19
Operating income, non-GAAP	$705		$801
Net adjustment for aircraft leases (a)	160		128
Adjusted operating income, non-GAAP (A)	$865		$929

Non-GAAP tax rate (B)	23.1%	(d)	23.5%	(e)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	$665		$711

Debt, including finance leases (b)	$7,479		$8,016
Equity (b)	10,158		10,571
Net present value of aircraft operating leases (b)	952		990
Average invested capital	$18,589		$19,577
Equity adjustment for hedge accounting (c)	19		(99)
Adjusted average invested capital (D)	$18,608		$19,478

Non-GAAP ROIC, pre-tax (A/D)	4.6%		4.8%

Non-GAAP ROIC, after-tax (C/D)	3.6%		3.7%
(a) Net adjustment to reflect all aircraft in fleet as owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.
(c) The Equity adjustment in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses that will settle in future periods, including those associated with the Company's fuel hedges. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.
(d) The GAAP twelve month rolling tax rate as of March 31, 2025, was 22.3 percent, and the Non-GAAP twelve month rolling tax rate was 23.1 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

(e) The GAAP twelve month rolling tax rate as of March 31, 2024, was 27.1 percent, and the Non-GAAP twelve month rolling tax rate was 23.5 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$8,134	$7,509
Short-term investments	118	1,216
Accounts and other receivables	1,078	1,110
Inventories of parts and supplies, at cost	786	800
Prepaid expenses and other current assets	618	639
Total current assets	10,734	11,274
Property and equipment, at cost:
Flight equipment	25,345	25,202
Ground property and equipment	8,474	8,244
Deposits on flight equipment purchase contracts	344	413
Assets constructed for others	88	88
	34,251	33,947
Less allowance for depreciation and amortization	15,094	14,891
	19,157	19,056
Goodwill	970	970
Operating lease right-of-use assets	1,303	1,369
Other assets	1,048	1,081
	$33,212	$33,750
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,925	$1,818
Accrued liabilities	1,978	2,206
Current operating lease liabilities	331	328
Air traffic liability	7,059	6,294
Current maturities of long-term debt	2,608	1,630
Total current liabilities	13,901	12,276

Long-term debt less current maturities	4,086	5,069
Air traffic liability - noncurrent	1,843	1,948
Deferred income taxes	2,124	2,167
Noncurrent operating lease liabilities	970	1,031
Other noncurrent liabilities	923	909
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	4,210	4,199
Retained earnings	16,080	16,332
Accumulated other comprehensive loss	(24)	(25)
Treasury stock, at cost	(11,789)	(11,044)
Total stockholders' equity	9,365	10,350
	$33,212	$33,750

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(149)	$(231)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	396	408
Unrealized/realized loss on fuel derivative instruments	—	1
Deferred income taxes	(43)	(68)
Gain on sale-leaseback transactions	(3)	—
Changes in certain assets and liabilities:
Accounts and other receivables	57	(308)
Other assets	145	(14)
Accounts payable and accrued liabilities	(126)	(897)
Air traffic liability	660	1,115
Other liabilities	(63)	(71)
Cash collateral provided to derivative counterparties	(22)	—
Other, net	8	(39)
Net cash provided by (used in) operating activities	860	(104)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(501)	(583)
Assets constructed for others	—	(9)
Proceeds from sale-leaseback transactions	24	—
Purchases of short-term investments	(51)	(1,678)
Proceeds from sales of short-term and other investments	1,154	1,720
Other, net	(3)	(35)
Net cash provided by (used in) investing activities	623	(585)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	17	15
Repurchase of common stock	(750)	—
Payments of long-term debt and finance lease obligations	(5)	(8)
Payments of cash dividends	(107)	(215)
Other, net	(13)	(24)
Net cash used in financing activities	(858)	(232)

NET CHANGE IN CASH AND CASH EQUIVALENTS	625	(921)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	7,509	9,288

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,134	$8,367

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profit sharing; Operating loss, non-GAAP; Adjusted Operating income, non-GAAP; Other (gains) losses, net, non-GAAP; Loss before income taxes, non-GAAP; Benefit for income taxes, net, non-GAAP; Net loss, non-GAAP; Net loss per share, diluted, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profit sharing (cents). The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net fuel hedging premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.Incremental expense associated with contract ratification bonuses for various workgroups related to additional compensation for services performed by Employees outside the applicable fiscal period;
2.Charges associated with tentative litigation settlements regarding paid short-term military leave to certain Employees, certain California state meal-and-rest break regulations for Flight Attendants, and an arbitration award in favor of the Company's Pilots relating to a collective-bargaining matter;
3.Expenses associated with professional advisory fees related to the Company's implementation of its comprehensive transformational plan;

4.Charges associated with severance, post-employment benefits, and professional fees as a result of the Company's reduction in workforce;
5.Reversal of breakage revenue recorded in prior years related to a portion of flight credits issued to Customers during 2022 and prior that have either been redeemed or are expected to be redeemed in future periods. The majority of these flight credits were issued during the COVID-19 pandemic as the Company was making significant changes to its flight schedules based on fluctuating demand, which made it difficult to estimate future redemption patterns when compared against historical Customer behavior;
6.Incremental expense associated with a voluntary separation program that allowed eligible Employees the opportunity to voluntarily separate from the Company in exchange for severance, medical/dental coverage for a specified period of time, and travel privileges based on years of service;
7.Expenses associated with incremental professional advisory fees related to activist investor activities, which were not budgeted by the Company or associated with the ongoing operation of the airline; and
8.A charge associated with a settlement reached with the DOT as a result of the Company's December 2022 operational disruption.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profit sharing; Operating loss, non-GAAP; Adjusted Operating income, non-GAAP; Other (gains) losses, net, non-GAAP; Loss before income taxes, non-GAAP; Benefit for income taxes, net, non-GAAP; Net loss, non-GAAP; Net loss per share, diluted, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profit sharing (cents).

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net loss, non-GAAP and Operating loss, non-GAAP. The comparable GAAP measures include charges or benefits that are deemed "special items" that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since "special items" cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation in order to allow investors to compare and contrast its calculation to the calculations provided by other companies.